Exhibit 10.1

March 18, 2013

Mr. Jeremy M. Jones
19712 MacArthur Blvd, #230
Irvine, CA 92612

Dear Jerry:

I am pleased to formalize our invitation for you to serve on the Board of Directors of OxySure Systems, Inc. (OTCQB: OXYS) (the “Company” or “OxySure”). We look forward to working with you and we are excited to be able to have access to your guidance and counsel, experience and expertise in the healthcare industry and in general business.

As discussed, we would like to agree on an initial term of service of two (2) years, after which our agreement becomes renewable annually by mutual written consent. We expect that we will work together on multiple fronts, as is customary in Board oversight of public companies, including committee service, board meetings, business development activities and financing activities.

During the first year of Board service, OxySure agrees to provide compensation as to a total of 78,000 shares of the restricted common stock of OXYS, issued quarterly in advance. During the second year of Board service, OxySure agrees to provide compensation as to: (i) a total of 60,000 shares of the restricted common stock of OXYS, issued quarterly in advance; and (ii) a total of $60,000 in cash, payable on terms we will mutually agree upon.

Naturally, as Board members we are all subject to requirements related to confidentiality, federal and state securities laws, Securities and Exchange Commission rules and regulations, and U.S. and international laws and regulations in general.

Jerry, thanks again for agreeing to be on our team, and welcome aboard.

Very sincerely

/s/ Julian T. Ross
Julian T. Ross
Chief Executive Officer

Date: March 26, 2013

Agreed and Accepted:        /s/ Jeremy M. Jones
                                                Jeremy M. Jones

Date: April 1, 2013

OxySure Systems, Inc.
10880 John W. Elliott Drive #600, Frisco, TX 75033
1-888-7OXYSURE  |  (+1) 972-294-6450 |  Fax (+1) -972-294-6501
www.oxysure.com